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                                                                    EXHIBIT 4.06


                                 FIRST AMENDMENT
                                       TO
                          PLEDGE AND SECURITY AGREEMENT



               This First Amendment to Pledge and Security Agreement (this "Amendment") is executed as of the 27th day of May, 1998, by TIDEL TECHNOLOGIES, INC. ("Pledgor"), formerly known as American Medical Technologies, Inc., d/b/a AMT Industries, Inc., and CHASE BANK OF TEXAS, N.A., a national banking association ("Pledgee"), formerly known as Texas Commerce Bank National Association.

                                R E C I T A L S:

         A. Tidel Engineering, Inc., a Delaware corporation ("TEI"), and Pledgee entered into that certain Credit Agreement dated as of June 12, 1997, as amended by that First Amendment to Credit Agreement dated as of February 23, 1998 (as amended, modified or supplemented from time to time, the "Credit Agreement"), pursuant to which Pledgee agreed to make available to TEI a credit facility subject to the terms and conditions contained therein.

         B. On June 12, 1997, Pledgee and Pledgor entered into that certain Pledge and Security Agreement (as further amended, restated and supplemented from time to time, the "Pledge Agreement") pursuant to which Pledgor granted to Pledgee a security interest in the Initial Pledged Stock, as described therein.

         C. Pledgor is the legal, record and beneficial owner of 680,818 shares of the issued and outstanding common stock of 3CI Complete Compliance Corporation, evidenced by common stock certificates registered in the name of Pledgor, copies of which certificates are attached hereto as SCHEDULE 1 (the "3CI Stock").

         D. TEI has requested Pledgee to modify the Pledge Agreement so as to grant a security interest to Pledgee in the 3CI Stock.

         E. It is a condition precedent to the obligations of Pledgee under the Credit Agreement, as amended by that certain Second Amendment to Credit Agreement (the "Second Amendment") dated of even date herewith by and among Pledgor, TEI and Pledgee, that Pledgor shall have executed and delivered this Amendment to Pledgee.

         F. Pledgor, by virtue of its ownership of the 3CI Stock, deems it to be in its best interest, based on sound judgment, in that valuable benefits will be derived by the Pledgor by virtue of the Second Amendment, to execute and deliver to Pledgee this Amendment.

         G. In consideration of these premises and in order to induce Pledgee to extend the credit pursuant to the Credit Agreement, as amended by the certain Second Amendment, and for other




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good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Pledgor and Pledgee hereby agree as follows:

                                   AGREEMENTS:

         1. Defined Terms. Capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Pledge Agreement.

         2. Collateral. Pledgor and Pledgee agree and acknowledge that the 3CI Stock is property that Pledgor has pledged, and hereby does pledge, to Pledgee under the terms and conditions of the Pledge Agreement, and that the 3CI Stock, together with all income therefrom and proceeds thereof, shall be "Collateral", as such term is defined in the Pledge Agreement.

         3. Costs and Expenses. TEI agrees to reimburse Pledgee for Pledgee's costs and expenses, including, but not limited to, attorneys' fees and legal expenses, incurred by Pledgee in connection with the preparation of this Amendment and in connection with the negotiation and consummation of the transaction contemplated hereby.

         4. Full Force and Effect. Except as expressly modified and amended in this Amendment, all of the terms, provisions and conditions of the Pledge Agreement are and shall remain in full force and effect and are incorporated herein by reference.

         5. Counterparts. This Amendment may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original, and all of which taken together shall constitute but one and the same instrument.

         6. No Oral Agreements. THIS AMENDMENT AND THE OTHER LOAN DOCUMENTS EMBODY THE ENTIRE AGREEMENT BETWEEN THE PARTIES AND SUPERSEDE ALL PRIOR AGREEMENTS AND UNDERSTANDINGS, IF ANY, RELATING TO THE SUBJECT MATTER HEREOF. THIS WRITTEN AMENDMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO ORAL AGREEMENTS BETWEEN THE PARTIES.


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         IN WITNESS WHEREOF, the parties have executed this First Amendment to
Pledge and Security Agreement as of the day and year first above written.

                                   PLEDGEE:

                                   CHASE BANK OF TEXAS, N.A.,
                                   a national banking association


                                   By: /s/ JOANNE BRAMANTI
                                        Joanne Bramanti, Vice President

                                   PLEDGOR:

                                   TIDEL TECHNOLOGIES, INC.,
                                   a Delaware corporation


                                   By: /s/ JAMES T. RASH
                                        James T. Rash, Chairman of the Board




Schedule:

1  -  Copies of 3CI Stock Certificates